Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

SHARPS TECHNOLOGY, INC.

(A NEVADA CORPORATION)

(PURSUANT TO NEVADA REVISED STATUTES 78.385 AND 78.390)

This Certificate of Amendment to the Articles of Incorporation of Sharps Technology, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Nevada, is hereby duly adopted pursuant to and in accordance with the provisions of NRS 78.385 and 78.390 of the Nevada Revised Statutes.

1.	The first paragraph of Article I of the Articles of Incorporation of the Corporation is hereby deleted and replaced in its entirety by the following:

The name of the Corporation shall be “SkyAI, Inc.”

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation, for the purpose of amending the Articles of Incorporation pursuant to the Nevada Revised Statutes, does hereby make and file this Certificate of Amendment, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 22 day of May, 2026.

/s/Paul K. Danner
By:	Paul K. Danner
Chief Executive Officer